Exhibit 99.01

Valero Energy Reports First Quarter 2014 Results

SAN ANTONIO, April 29, 2014 – Valero Energy Corporation (NYSE: VLO, “Valero”) today reported net income attributable to Valero stockholders of $828 million, or $1.54 per share, for the first quarter of 2014 compared to $654 million, or $1.18 per share, for the first quarter of 2013.

First quarter 2014 operating income was $1.4 billion versus $1.1 billion in the first quarter of 2013. Increases in operating income in the refining and ethanol segments were partly offset by a reduction from the spinoff of the retail segment, CST Brands, Inc., on May 1, 2013.

The refining segment earned operating income of $1.3 billion in the first quarter of 2014 versus $1.2 billion in the first quarter of 2013. The $67 million increase in operating income was mainly due to higher throughput margin and volumes, partially offset by higher energy costs and depreciation expense. Throughput margin improved primarily due to increases in light sweet and sour crude oil discounts versus Brent in the U.S. Gulf Coast, which more than offset declines in gasoline and diesel margins relative to Brent in most regions. First quarter 2014 refining throughput volumes averaged 2.7 million barrels per day, an increase of 135,000 barrels per day from the first quarter of 2013.

“We’ve had a strong start to the year, and we achieved our best first quarter earnings per share since 2007,” said Valero’s Chairman and CEO Bill Klesse. “We continued to execute on our crude oil supply strategy of growing access to and processing more volumes of cost-advantaged North American crude oil. At Quebec City, we increased our North American crude diet to 45 percent in the first quarter, up from 28 percent in the fourth quarter of 2013 and on track to reach 100 percent by year end with the expected reversal of Enbridge’s Line 9B pipeline. Our new crude rail unloading terminal at St. Charles was placed into service in March, while Port Arthur’s rail unloading facility is under construction and expected to be completed in the fourth quarter.”

Klesse continued, “We expect our well-positioned business will continue to benefit from the increased North American oil and gas production. Plus, as our economy continues to recover, fuel demand will increase from the lows we’ve seen since the ‘Great Recession.’ U.S. gasoline demand and margins look positive as we enter the summer driving season.”

The ethanol segment achieved record first quarter operating income despite production slowdowns caused by weather-related challenges in transporting ethanol by rail. Ethanol operating income in the first quarter of 2014 was $243 million compared to $14 million in the first quarter of 2013. The increase in operating income was due to higher gross margin per gallon driven by weather-related supply disruptions as well as lower industry ethanol inventories, import volumes, and corn costs relative to the first quarter of 2013.

“Our ethanol investments have contributed significant earnings and cash flow as we’ve improved the operation of the plants and benefited from favorable ethanol margins during most of our ownership period,” Klesse said. “In March, we acquired an idled 110 million gallon per year ethanol plant in Mount Vernon, Indiana, for $34 million. We plan to restart the facility and expect production will resume in the third quarter of this year.”

Regarding cash flows in the first quarter of 2014, capital expenditures were $517 million, of which $129 million was for turnarounds and catalyst. Valero paid $133 million in dividends on its common stock and $226 million to purchase approximately 4.3 million shares of its common stock. The company ended the quarter with $6.6 billion in total debt and $3.6 billion of cash and temporary cash investments, of which $384 million was held by Valero Energy Partners LP, Valero’s majority-owned midstream master limited partnership.

Valero expects 2014 capital expenditures, including turnarounds and catalyst, to be approximately $3 billion, as previously stated. The majority of the growth capital is allocated to logistics investments designed to increase access to cost-advantaged crudes and increase crude oil tankage, dock capability, and refined product waterborne loadings; as well as refinery projects to increase light crude oil processing capacity. Most of the logistics investments are expected to be eligible for drop-down into Valero Energy Partners LP in the future.

“We remain on track to deliver on our strategy for generating long-term shareholder value by leveraging our assets to take advantage of the increased energy production in North America,” said Klesse. “This includes projects that upgrade natural gas and natural gas liquids into higher-value products. We also maintain our goal of returning cash to our stockholders through increases in the regular dividend and continued stock purchases.”

As previously announced, Klesse will step down on May 1 as CEO but plans to continue to serve as Chairman. “My successor, Joe Gorder, and his executive team have my full support,” Klesse affirmed. “They have worked with me for a long time and have been responsible, with all of our people, for Valero’s success. They are the right executive team to lead Valero.”

Valero’s senior management will hold a conference call at 11 a.m. ET (10 a.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site at www.valero.com.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574
Media: Bill Day, Vice President - Media and Community Relations, 210-345-2928

Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Statement of Income Data:
Operating revenues	$33,663	$33,474
Costs and expenses:
Cost of sales	30,630	30,685
Operating expenses:
Refining	973	876
Retail	—	169
Ethanol	129	77
General and administrative expenses (a)	160	176
Depreciation and amortization expense (b)	421	430
Total costs and expenses	32,313	32,413
Operating income	1,350	1,061
Other income, net	15	14
Interest and debt expense, net of capitalized interest	(100)	(83)
Income before income tax expense	1,265	992
Income tax expense	429	340
Net income	836	652
Less: Net income (loss) attributable to noncontrolling interests (c)	8	(2)
Net income attributable to Valero Energy Corporation stockholders	$828	$654

Earnings per common share	$1.55	$1.18
Weighted-average common shares outstanding (in millions)	531	550

Earnings per common share – assuming dilution	$1.54	$1.18
Weighted-average common shares outstanding - assuming dilution (in millions)	536	556

Dividends per common share	$0.25	$0.20

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating income by business segment:
Refining	$1,279	$1,212
Retail	—	42
Ethanol	243	14
Corporate (a) (b)	(172)	(207)
Total	$1,350	$1,061
Depreciation and amortization expense by business segment:
Refining	$397	$358
Retail	—	30
Ethanol	12	11
Corporate (b)	12	31
Total	$421	$430
Operating highlights:
Refining:
Throughput margin per barrel	$10.90	$10.59
Operating costs per barrel:
Operating expenses	4.00	3.79
Depreciation and amortization expense	1.64	1.55
Total operating costs per barrel	5.64	5.34
Operating income per barrel	$5.26	$5.25
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude oil	478	494
Medium/light sour crude oil	510	419
Sweet crude oil	1,063	1,089
Residuals	203	224
Other feedstocks	128	83
Total feedstocks	2,382	2,309
Blendstocks and other	319	257
Total throughput volumes	2,701	2,566
Yields (thousand barrels per day):
Gasolines and blendstocks	1,296	1,198
Distillates	1,024	909
Other products (d)	415	480
Total yields	2,735	2,587

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Refining operating highlights by region (e):
U.S. Gulf Coast:
Operating income	$882	$591
Throughput volumes (thousand barrels per day)	1,584	1,421

Throughput margin per barrel	$11.47	$10.00
Operating costs per barrel:
Operating expenses	3.61	3.77
Depreciation and amortization expense	1.67	1.61
Total operating costs per barrel	5.28	5.38
Operating income per barrel	$6.19	$4.62
U.S. Mid-Continent:
Operating income	$230	$477
Throughput volumes (thousand barrels per day)	398	424

Throughput margin per barrel	$12.60	$17.41
Operating costs per barrel:
Operating expenses	4.45	3.37
Depreciation and amortization expense	1.73	1.55
Total operating costs per barrel	6.18	4.92
Operating income per barrel	$6.42	$12.49
North Atlantic:
Operating income	$198	$186
Throughput volumes (thousand barrels per day)	470	485

Throughput margin per barrel	$9.47	$8.45
Operating costs per barrel:
Operating expenses	3.71	3.32
Depreciation and amortization expense	1.07	0.86
Total operating costs per barrel	4.78	4.18
Operating income per barrel	$4.69	$4.27
U.S. West Coast:
Operating loss	$(31)	$(42)
Throughput volumes (thousand barrels per day)	249	236

Throughput margin per barrel	$7.24	$6.26
Operating costs per barrel:
Operating expenses	6.34	5.68
Depreciation and amortization expense	2.29	2.56
Total operating costs per barrel	8.63	8.24
Operating loss per barrel	$(1.39)	$(1.98)

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Average market reference prices and differentials:
Feedstocks (dollars per barrel):
Brent crude oil	$107.90	$112.63
Brent less West Texas Intermediate (WTI) crude oil	9.18	18.33
Brent less Alaska North Slope (ANS) crude oil	2.05	2.31
Brent less Louisiana Light Sweet (LLS) crude oil	2.90	(2.49)
Brent less Mars crude oil	6.42	2.32
Brent less Maya crude oil	18.44	9.68
LLS crude oil	105.00	115.12
LLS less Mars crude oil	3.52	4.81
LLS less Maya crude oil	15.54	12.17
WTI crude oil	98.72	94.30

Natural gas (dollars per million British Thermal Units)	5.23	3.43

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
CBOB gasoline less Brent	1.78	4.70
Ultra-low-sulfur diesel less Brent	15.16	16.97
Propylene less Brent	2.63	6.48
CBOB gasoline less LLS	4.68	2.21
Ultra-low-sulfur diesel less LLS	18.06	14.48
Propylene less LLS	5.53	3.99
U.S. Mid-Continent:
CBOB gasoline less WTI (f)	13.10	23.83
Ultra-low-sulfur diesel less WTI	25.87	35.48
North Atlantic:
CBOB gasoline less Brent	5.39	9.34
Ultra-low-sulfur diesel less Brent	22.61	18.70
U.S. West Coast:
CARBOB 87 gasoline less ANS	10.20	14.10
CARB diesel less ANS	17.44	21.37
CARBOB 87 gasoline less WTI	17.33	30.12
CARB diesel less WTI	24.57	37.39
New York Harbor corn crush (dollars per gallon)	1.20	(0.08)

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Ethanol:
Operating income	$243	$14
Production (thousand gallons per day)	3,095	2,712

Gross margin per gallon of production	$1.38	$0.42
Operating costs per gallon of production:
Operating expenses	0.46	0.31
Depreciation and amortization expense	0.05	0.05
Total operating costs per gallon of production	0.51	0.36
Operating income per gallon of production	$0.87	$0.06

	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Current assets	$19,030	$19,277
Cash and temporary cash investments, including $384 and $375, respectively, held by Valero Energy Partners LP, reflected in current assets	3,647	4,292
Inventories included in current assets	7,106	5,758
Replacement cost (market value) of inventories in excess of LIFO carrying amounts	7,081	6,851
Current liabilities	12,926	13,123
Current portion of debt and capital lease obligations included in current liabilities	704	303
Debt and capital lease obligations, less current portion	5,860	6,261
Total debt and capital lease obligations	6,564	6,564
Valero Energy Corporation stockholders’ equity	19,915	19,460

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
The decrease in general and administrative expenses for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 is due primarily to administrative expenses in 2013 associated with our former retail business that did not recur due to the separation of that business in May 2013, as well as costs incurred in 2013 to affect that separation.

(b)
The decrease in depreciation and amortization expense for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 is due primarily to depreciation and amortization expense in 2013 associated with our former retail business that did not recur due to the separation of that business in May 2013 and to the loss on the sale of certain corporate property in 2013, offset partially by an increase in refining depreciation and amortization.

(c)
We consolidate the financial statements of the entities described below due to our controlling interests. The earnings (losses) incurred by these entities that are attributable to the owners of the noncontrolling interests are subtracted from (added back) to net income to arrive at net income attributable to Valero stockholders.

•
Valero Energy Partners LP (VLP) - On December 16, 2013, VLP, a master limited partnership formed by us, completed its initial public offering of 17,250,000 common units representing a 29.4 percent limited partner interest in VLP. We own a 2 percent general partner interest and a 68.6 percent limited partner interest. VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the U.S Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of our Port Arthur, McKee, and Memphis Refineries.

•
Diamond Green Diesel Holdings LLC (DGD) - We own a 50 percent interest in DGD and have lent DGD $221 million to finance approximately 60 percent of the construction costs of a plant built by DGD that processes animal fats, used cooking oils, and other vegetable oils into renewable green diesel. The plant began operations at the end of June 2013 and is located next to our St. Charles Refinery in Norco, Louisiana.

•
PI Dock Facilities LLC (PI Dock) - We own a 50 percent interest in PI Dock and have agreed to lend PI Dock up to $90 million to finance construction costs of a crude dock and certain shared facilities. PI Dock will construct and operate the crude dock and related facilities to be located on Pleasure Island, Texas, which is near our Port Arthur Refinery.

(d)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, sulfur, and asphalt.

(e)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Aruba, Corpus Christi East, Corpus Christi West, Houston, Meraux, Port Arthur, St. Charles, Texas City, and Three Rivers Refineries; U.S. Mid-Continent- Ardmore, McKee, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

(f)
U.S. Mid-Continent product specifications for gasoline changed on September 16, 2013 from Conventional 87 gasoline to CBOB, or “conventional blendstock for oxygenate blending,” gasoline. As a result, we revised our U.S. Mid-Continent reference gasoline to CBOB.

Table Page 6